Exhibit 99.1

For Release:	Immediately

Contact:	Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. COMPLETES

ACQUISITION OF UNILIN HOLDING NV

CALHOUN, Ga., Oct. 31, 2005 — Mohawk Industries, Inc. (NYSE: MHK) today announced that it has completed the acquisition of Unilin Holding NV, a leading manufacturer and marketer of laminate flooring products based in Belgium. For 2004, Unilin had sales in U.S. GAAP of approximately €823.3 million (US$988.0 million), operating income after including other income, of €198.9 million (US$238.7 million) and depreciation and amortization of €45.1 million ($54.1 million). Historical depreciation and amortization will change for purchase accounting adjustments. The Unilin audited financial statements for the year ended December 31, 2004 and the ten months ended October 31, 2005 are required to be filed with the SEC by mid-January. The total value of the acquisition, net of cash, is approximately €2.2 billion (US$2.6 billion) and is being financed with debt.

Commenting on the acquisition, Jeffrey S. Lorberbaum, Chairman and Chief Executive Officer of Mohawk stated, “With the acquisition of Unilin, Mohawk has strengthened its market position as a total flooring company. As we did through the acquisition of Dal-Tile in early 2002, we have further diversified our product base, distribution strategy and geographical footprint through the addition of Unilin. Over the past few months, we have been impressed by Unilin’s operating team and the strength of the Quick-Step strategy, as well as the company’s attractive growth prospects going forward. Laminate flooring is exceptionally popular in Europe and is rapidly gaining market share in the U.S.

Mr. Lorberbaum continued, “Unilin’s experience in the European flooring market and its relationships with retailers will contribute invaluably to the Company. Unilin also boasts a growing share of the U.S. market, supported by its expanded production capacity and modern HDF board plant in North Carolina. Mohawk plans to continue supporting the Quick-Step brand through the existing distribution structure and customer base while still pursuing the introduction of new complementary brands and products. Mohawk’s extensive relationships will help Unilin accelerate growth and market share in the United States. Unilin also has leading positions in roofing and other wood-based panels in Europe.

“The merger is anticipated to have an accretive impact on earnings for 2006, and we believe the combination of the businesses creates a number of synergistic opportunities, including: (1) accelerating Unilin’s market share gain in the U.S., (2) leveraging Mohawk’s brands and distribution, and (3) leveraging Unilin’s U.S. production capability. We are happy to welcome Unilin to the Mohawk family and are excited about the prospects for the Company’s future success. The combination of Mohawk and Unilin will continue to strengthen the Company.”

Certain of the statements in the immediately preceding paragraphs, particularly those anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of tufted and woven broadloom carpet, ceramic tile, laminate, wood, stone, vinyl, rugs and other home products. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile and American Olean. Mohawk’s unique merchandising and marketing systems assist our customers in creating the consumer’s dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

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